Exhibit 99.1

GeoMet Announces

Receipt of NASDAQ Global Market Listing Deficiency Notice

Houston, Texas – October 4, 2010 - GeoMet, Inc. (NASDAQ: GMET) (the “Company”) announced today that it received notice from The NASDAQ Stock Market on September 28, 2010 advising the Company that, for the previous 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share required under NASDAQ Marketplace Rule 5450(a)(1) for continued listing on the NASDAQ Global Market. The notification letter states that the Company will be afforded 180 calendar days to regain compliance with the minimum bid price requirement. In order to regain compliance, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of ten consecutive business days. The initial grace period expires on March 28, 2011. In the event that the bid price deficiency is not cured by that time, the Company’s securities will be subject to delisting. An additional 180-day period will be available to regain compliance if the Company transfers its listing to the NASDAQ Capital Market and meets all other listing requirements. The notification letter has no effect on the listing or trading of the Company’s common stock and preferred stock on the NASDAQ Global Market at this time.

Commenting on the notice Darby Seré President and Chief Executive Officer said “We are obviously disappointed to receive this notice but it is important to point out that it does not impact the Company’s financial stability or daily operations. No financial covenants or other agreements are impacted by this notice. The recent completion of the Company’s $40 million rights offering and backstop transaction and its new three-year bank credit agreement, together with reductions in the Company’s cost structure and natural gas hedges, provide the Company with the flexibility and liquidity it needs to execute its capital and operational plans.”

The Company intends to actively monitor the bid price for its common stock between now and March 28, 2011, and will consider all available options to resolve the deficiency and regain compliance with the NASDAQ Global Market minimum bid price requirement.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. In addition, the Company cannot assure that it will be successful in obtaining additional financing on the terms outlined in this press release or otherwise. Careful consideration should be given to the risk factors and other cautionary statements included in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), John Baldissera with BPC Financial at (800) 368-1217, or visit our website at www.geometinc.com.